Exhibit 10.3

FORM OF DIRECTOR AND OFFICER LOCK-UP AGREEMENT

April 21, 2003

DepoMed, Inc.

1060 O’Brien Drive

Menlo Park, CA  94025

To the Purchasers listed on Exhibit A
to the DepoMed, Inc. Securities Purchase Agreement
dated as of April 21, 2003

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of April 21, 2003, by and among DepoMed, Inc., a California corporation (the “Company”), and the purchasers (the “Purchasers”) identified in Exhibit A thereto.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

As an inducement to the Purchasers to purchase the Securities, the undersigned hereby covenants and agrees that, during the period beginning on the date hereof and ending on the date that the Registration Statement is declared effective by the SEC, the undersigned shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities of the Company (“Company Securities”), enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Company Securities, whether any such aforementioned transaction is to be settled by delivery of the Company Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts or choice of law principles.

Very truly yours,